Calculation of Filing Fee Tables
S-8
AEGON LTD.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common share, par value EUR 0.12 per share	Other	50,000,000	$ 8.35	$ 417,500,000.00	0.000087	$ 36,322.50
Total Offering Amounts:						$ 417,500,000.00		$ 36,322.50
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,322.50
Offering Note
[1]	This registration statement on Form S-8 covers common shares, par value EUR 0.12 per share, of Aegon Ltd. ("Common Stock") (i) authorized for issuance under the Aegon Ltd. 2027 Omnibus Incentive Plan (the "Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction. The proposed maximum offering price per share is estimated, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on November 6, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources